Exhibit 10.2

Amendment to Offer Letter

This Amendment (the “Amendment”) is made and entered into as of June 2nd 2025, by and between Blink Charging Co. (the “Company”) and Michael Bercovich (“Executive”), and amends that certain Offer Letter dated May 30, 2025 (the “Offer Letter”).

1. Amendment to Section 3.2.1. Section 3.2.1 of the Offer Letter is hereby deleted in its entirety and replaced with the following:

“3.2.1 One-Time Equity Signing Bonus. The Company shall grant to Executive a one-time signing bonus of restricted stock units (RSUs) with a grant date value of $107,500, to be issued within 30 days following the Effective Date. The number of RSUs to be granted shall be calculated based on the closing price of the Company’s common stock on the NASDAQ market on the trading day immediately preceding the grant date. Fifty percent (50%) of the RSUs shall vest on the 6-month anniversary of the Effective Date, and the remaining fifty percent (50%) shall vest on the 12-month anniversary of the Effective Date, subject to Executive’s continued service with the Company through each vesting date.”

2. No Other Amendments. Except as expressly set forth herein, all other terms and conditions of the Offer Letter shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Blink Charging Co.

By:	/s/ Michael Battaglia
Name:	Michael Battaglia
Title:	President & CEO

/s/ Michael Bercovich
Michael Bercovich